As filed with the Securities and
                       Exchange Commission on May 30, 2000
                           Registration No. 333-33946

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                             ON FORM S-8 TO FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              VISUAL NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                    52-1837515
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

         2092 Gaither Road
       Rockville, Maryland                                20850
(Address of principal executive offices)               (Zip code)

              AVESTA TECHNOLOGIES, INC. 1996 STOCK PLAN, AS AMENDED
                      AND ASSUMED BY VISUAL NETWORKS, INC.
                              (Full title of plan)

     (Name, address and telephone
     number of agent for service)                        (Copy to:)
          Peter J. Minihane                      Nancy A. Spangler, Esquire
      Executive Vice President,              Piper Marbury Rudnick & Wolfe LLP
       Chief Operating Officer,            1850 Centennial Park Drive, Suite 610
Chief Financial Officer and Treasurer                 Commerce Park III
        Visual Networks, Inc.                       Reston, Virginia 20191
          2092 Gaither Road                             (703) 390-5240
      Rockville, Maryland 20850
            (301) 296-2300

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                               Proposed           Proposed
                                            Amount             Maximum            Maximum            Amount of
                                             to be             Offering          Aggregate         Registration
Title of Securities to be Registered      Registered        Price Per Unit     Offering Price           Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per          673,338(1)             (2)                (2)                 (2)
share
====================================================================================================================

(1) These shares were originally registered on the Registration Statement on Form S-4 filed on April 4, 2000, File No. 333-33946, as amended, to which this Amendment relates.

(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registration Statement on Form S-4 on April 4, 2000, File No. 333-33946, as amended, to register 8,532,554 shares of Visual Networks, Inc. common stock, par value $0.01 per share, issuable to shareholders of Avesta Technologies, Inc., including the 673,338 shares which may be issued pursuant to the Plan referred to above. See "Introductory Statement."

                             INTRODUCTORY STATEMENT

         Visual Networks, Inc. ("Visual" or the "Company") hereby amends its Registration Statement on Form S-4 (File No. 333-33946) by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 673,338 shares of common stock, par value $0.01 per share, of the Company ("Visual Common Stock") issuable upon the exercise of stock options granted under the Avesta Technologies, Inc. 1996 Stock Plan, as amended and assumed by Visual Networks, Inc. (the "Plan").

         On February 7, 2000, Visual entered into a merger agreement with Avesta Technologies, Inc., a Delaware corporation ("Avesta"), by which Avesta became a wholly-owned subsidiary of Visual (the "Merger"). As a result of the Merger, each outstanding share of Avesta common stock, par value $0.01 per share ("Avesta Common Stock") was converted into the right to receive 0.1910 shares of Visual Common Stock at closing and the right to receive 0.0584 shares of Visual Common Stock as additional consideration if certain revenue goals for Avesta's products are achieved in the calendar year 2000. In addition, each outstanding option issued pursuant to the Plan is no longer exercisable for shares of Avesta Common Stock, but instead, constitutes an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the consummation of the Merger, that number of shares of Visual Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Avesta Common Stock for which such option was theretofore exercisable and (y) 0.1910. The exercise price for each option shall be equal to the exercise price per share for such option immediately prior to the effective time of the Merger divided by 0.1910 (rounded up to the nearest whole cent).

         The designation of the Post-Effective Amendment as Registration No. 333-33946 denotes that the Post-Effective Amendment relates only to the shares of Visual Common Stock issuable on the exercise of stock options under the Plan and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 pursuant to introductory Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

         (c) Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's By-Laws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.


                             DESCRIPTION
                             -----------

4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibits to the Corporation's Quarterly Report on Form 10-Q, for the three months ended June 30, 1999 (File No. 000-23699) and Registration Statement on Form S-4, dated April 4, 2000 (File No. 333-33946), as amended)

4.2 Amended and Restated By-Laws (incorporated by reference to the Exhibits to the Corporation's Registration Statement on Form S-1 dated December 4, 1997 (File No. 333-41517), as amended)

5.1 Opinion of Piper Marbury Rudnick & Wolfe LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered for issuance under the Plan

23.1           Consent of Counsel (contained in Exhibit 5.1)

23.2           Consent of Independent Public Accountants

24.1           Power of Attorney

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933 (the "Securities Act");

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 30th day of May, 2000.

                                       VISUAL NETWORKS, INC.



                                       By:  /s/ Scott E. Stouffer
                                            ---------------------
                                            Scott E. Stouffer
                                            President and Chief Executive
                                              Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, or amendment thereto, has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                  Title                                      Date
---------                                                  -----                                      ----

/s/ Scott E. Stouffer                       Chairman of the Board, President and                   May 30, 2000
---------------------------------                  Chief Executive Officer
Scott E. Stouffer                               (Principal Executive Officer)


/s/ Peter J. Minihane                     Executive Vice President, Chief Operating                May 30, 2000
---------------------------------      Officer, Chief Financial Officer and Treasurer
Peter J. Minihane                       (Principal Financial and Accounting Officer)




     A majority of the Board of Directors (Scott E. Stouffer, Peter J. Minihane, Theodore R. Joseph, Ted H. McCourtney, and William J. Smith).

Date:      May 30, 2000                By:  /s/ Nancy A. Spangler
                                            ---------------------
                                            Nancy A. Spangler  Attorney-In-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION
-------

4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibits to the Corporation's Quarterly Report on Form 10-Q, for the three months ended June 30, 1999 (File No. 000-23699) and Registration Statement on Form S-4, dated April 4, 2000 (File No. 333-33946), as amended)

4.2 Amended and Restated By-Laws (incorporated by reference to the Exhibits to the Corporation's Registration Statement on Form S-1 dated December 4, 1997 (File No. 333-41517), as amended)

5.1 Opinion of Piper Marbury Rudnick & Wolfe LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered for issuance under the Plan

23.1           Consent of Counsel (contained in Exhibit 5.1)

23.2           Consent of Independent Public Accountants

24.1           Power of Attorney